March 2015 Pricing Sheet dated March 31, 2015 relating to Preliminary Terms No. 176 dated March 2, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Partial Principal at Risk Securities due April 5, 2022
Based on the Performance of the S&P 500® Index
PRICING TERMS – MARCH 31, 2015
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Aggregate principal amount:	$774,700
Pricing date:	March 31, 2015
Original issue date:	April 6, 2015 (4 business days after the pricing date)
Maturity date:	April 5, 2022
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + supplemental redemption amount, subject to the maximum payment amount
If the final index value is less than or equal to the initial index value:
        $10 x (final index value / initial index value), subject to the minimum payment amount
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage decline of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Maximum payment amount:	$16.70 per security (167% of the stated principal amount)
Minimum payment amount:	$9 per security (90% of the stated principal amount)
Participation rate:	100%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	2,067.89, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	March 31, 2022, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61764V364 / US61764V3649
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.323 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$774,700	$27,114.50	$747,585.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked partial principal at risk securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 176 dated March 2, 2015
Product Supplement for Equity-Linked Partial Principal at Risk Securities dated November 19, 2014
Index Supplement dated November 19, 2014          Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.